EXHIBIT 5.1

MAJOR LEAGUE FOOTBALL, INC.

15515 Lemon Fish Drive

Lakewood Ranch, Florida 34202

December 9, 2022

Major League Football, Inc.

15515 Lemon Fish Drive

Lakewood Ranch, Florida 34202

Re:	Registration Statement of Major League Football, Inc.

Ladies and Gentlemen:

We have acted as counsel to Major League Football, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company with the U.S. Securities and Exchange Commission of up to 312,703,970 shares (the “Shares”) of the common stock, par value $0.001 per share (“Common Stock”), of the Company offered for resale by the selling stockholders (the “Selling Stockholders”) named pursuant to a Registration Statement on Form S-1 filed by the Company with the Commission on July 11, 2022 (the “Registration Statement”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

For the avoidance of doubt, the Shares consist of (1) 140,726,985 Shares issuable to JanBella Group, LLC (“JanBella”) pursuant to a Purchase Agreement (the “JanBella Agreement”) between the Company and JanBella, (2) 140,726,985 Shares issuable to Alumni Capital, LP (“Alumni”) pursuant to a Purchase Agreement (the “Alumni Agreement”) between the Company and Alumni and (3) 31,250,000 Shares owned by Alumni.

Based upon the foregoing, we are of the opinion that (A) the 140,726,985 Shares issuable to JanBella pursuant to the JanBella Agreement, when issued and sold by the Company and delivered by the Company against payment therefor in accordance with the JanBella Agreement in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable, (B) the 140,726,985 Shares issuable to Alumni pursuant to the Alumni Agreement, when issued and sold by the Company and delivered by the Company against payment therefor in accordance with the Alumni Agreement in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable and (C) the 31,250,000 Shares owned by Alumni have been duly authorized and are validly issued, fully paid and non-assessable shares of common stock of the Company.

Our opinion herein is expressed solely with respect to the Delaware General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Newlan Law Firm, PLLC

Newlan Law Firm, PLLC